Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1, as amended (No. 333-222375), on Form S-1MEF (No. 333-222682), on Form S-8 (Nos. 333-189300, 333-219968 and 333-179219), and on Form S-3 (Nos. 333-215261 and 333-218839) of eMagin Corporation of our report dated March 28, 2019, relating to the consolidated financial statements of eMagin Corporation, appearing in this Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2018.

/s/ RSM US LLP

Stamford, Connecticut

March 28, 2019